Exhibit 10.20

WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of November 9, 2017 (the “First Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, as collateral agent (in its individual capacity, “Oxford”; and in its capacity as collateral agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and AirXpanders, Inc., a Delaware corporation with offices located at 1047 Elwell Court, Palo Alto, CA 94303 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party to the Loan Agreement from time to time have entered into that certain Loan and Security Agreement, dated as of August 4, 2017 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, an Event of Default has occurred and is continuing under Sections 8.2(a) (Covenant Default) of the Loan Agreement as a result of a violation of Section 6.10 of the Loan Agreement resulting from Borrower’s failure to achieve at least 70% of budgeted total revenues on a trailing six-month basis (tested quarterly), for the reporting period ending September 30, 2017 (the “Existing Default”). By reason of the Existing Default, Collateral Agent has the right to accelerate the maturity of the unpaid balance of the Obligations. In addition, as a result of the foregoing Existing Default, Collateral Agent and the Lenders are entitled to exercise any and all default-related rights and remedies under the Loan Agreement, other Loan Documents and/or applicable Law;

WHEREAS, Borrower has requested that Collateral Agent and the Lenders waive the Existing Default;

WHEREAS, although the Lenders and Collateral Agent are under no obligation to do so, the Lenders and Collateral Agent have agreed to waive the Existing Default, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below; and

WHEREAS, Borrower, the Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Borrower acknowledges and agrees that unless the Existing Default is waived by Collateral Agent and the Lenders, the Existing Default would constitute an Event of Default under the Loan Documents as of the date hereof. Collateral Agent and the Lenders hereby waive the Existing Default. Collateral Agent’s and the Lenders’ agreement to waive the Existing Default shall in no way obligate Collateral Agent or any Lender to make any other modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Collateral Agent’s and the Lenders’ right to demand strict performance of all other terms and covenants as of any date. The waiver set forth above shall not be deemed or otherwise construed to constitute a waiver of any other provisions of the Loan Agreement in connection with any other transaction.

3.	Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the Loan Agreement with respect to the Collateral.

4.	Section 6.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.10     Financial Covenant. Borrower shall achieve minimum trailing six-month revenue, to be tested as of the last day of each applicable month or quarter (as set forth in that certain Financial Covenant Side Letter) through and including the month ending December 31, 2019, on a consolidated basis with respect to Borrower and its Subsidiaries, of at least seventy percent (70%) of Borrower’s Annual Projections delivered Collateral Agent and the Lenders prior to the First Amendment Date; and thereafter, the required revenues of Borrower shall be determined by Collateral Agent and the Lenders upon receipt and review by Collateral Agent and the Lenders of Borrower’s Annual Projections delivered in accordance with Section 6.2(a)(iii); provided that such required revenues shall be (i) based on a minimum requirement of at least seventy percent (70%) of Borrower’s board of directors-approved revenue plan (provided that such plan is acceptable to Collateral Agent and the Lenders), (ii) in no event less than the amounts required hereunder with respect to the 2019 fiscal year of Borrower, and (iii) at such levels that require Borrower to grow revenues year-over-year.”

5.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“‘Compliance Condition” is Borrower maintaining compliance with the financial covenants set forth in Section 6.10 from the First Amendment Date through August 31, 2019, as determined by Collateral Agent based upon written evidence reasonably satisfactory to Collateral Agent.”

“‘Financial Covenant Side Letter’ is that certain amended and restated financial covenant side letter dated as of the First Amendment Date, or any date thereafter, among Borrower, Collateral Agent and the Lenders.”

6.	Section 13.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“‘First Amendment Date’ is November 9, 2017.”

7.	Limitation of Amendment.

a.

The waiver set forth in Section 2 and the amendments set forth in Sections 4 through 6, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (ii) otherwise prejudice any right or remedy which the Lenders, or obligation which Borrower, may now have or may have in the future under or in connection with any Loan Document.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

8.	Release by Borrower.

a.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

b.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” (Emphasis added.)

c.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in respect of the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

d.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

e.	Borrower hereby represents and warrants to Collateral Agent and the Lenders, and Collateral Agent and the Lenders are relying thereon, as follows:

i.

Except as expressly stated in this Amendment, neither Collateral Agent, the Lenders nor any agent, employee or representative of any of them has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

ii.	Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

iii.	The terms of this Amendment are contractual and not a mere recital.

iv.	This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

v.

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and the Lenders, defend and hold each harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

9.	To induce Collateral Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Lenders as follows:

a.

Immediately after giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) and (ii) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

10.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

11.

This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment and the Financial Covenant Side Letter by each party hereto, (b) Borrower’s payment of a fully-earned and non-refundable waiver and modification fee in an amount equal to $25,000.00, and (c) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts with the Lenders.

12.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

13.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver and First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

AIRXPANDERS, INC.

By /s/ SCOTT MURCRAY
Name: Scott Murcray
Title: CFO/COO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ COLETTE H. FEATHERLY
Name: Colette H. Featherly
Title: Senior Vice President